Exhibit 10.19

ConforMIS, Inc.

AMENDED AND RESTATED EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT (this “Agreement”) confirms the agreement between Philipp Lang (for purposes of this Agreement, the “Employee”) and ConforMIS, Inc., a Delaware corporation (“ConforMIS”).  This Agreement is effective as of January 14, 2015 (the “Effective Date”).

WHEREAS, Employee and ConforMIS entered into an Employee Confidential Information, Inventions and Non-Competition Agreement executed on September 2, 2011, having an effective date of January 15, 2008 (the “Prior Agreement”);

WHEREAS, ConforMIS and Employee have entered into an Amended and Restated Employment Agreement (the “Employment Agreement”), to which this Agreement is an exhibit and of which this Agreement is a material part; and WHEREAS, the Parties intend that as of the Effective Date this Agreement shall supersede and replace the Prior Agreement, including any subsequent amendments thereto;

NOW THEREFORE, in consideration for the entering into of the Employment Agreement and the receipt by the Employee of certain compensation and benefits thereunder, and in further consideration of the Employee’s continued employment by ConforMIS, the Employee and ConforMIS hereby agree as follows:

1.                                      Proprietary Information.  Employee understands that ConforMIS possesses and will possess Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” means all forms and types of business, financial, marketing, operations, research and development, scientific, technical, economic, manufacturing and engineering information, whether tangible or intangible, that relates to “ConforMIS Business” (as defined herein) and other present or potential businesses, products or services of ConforMIS (including any person or entity directly or indirectly controlled by or controlling ConforMIS, or in which any of the aforesaid have at least a 50% beneficial interest), including without limitation, inventions and ideas (whether or not patentable, copyrightable, or subject to protection as trademark or trade name), trade secrets, original works, disclosures, processes, systems, methods, techniques, improvements, formulas, procedures, concepts, compositions, drawings, models, designs, prototypes, diagrams, flow charts, research, data, devices, machinery, instruments, materials, products, patterns, plans, compilations, programs, sequences, specifications, documentation, algorithms, software, computer programs, source code, object code, know-how, databases, trade names, intellectual property, clinical data and clinical observations, costs of production, price policy and price lists and similar financial data, marketing and sales data, promotional methods, business, financial and marketing plans, technology and product roadmaps, product integration plans, information on strategic partnership and alliances, licenses, customer lists and relationship information, supplier lists and relationship information, employee and consulting relationship information, accounting and financial data, any and all other proprietary information or information which is received in confidence by or for ConforMIS from any other person irrespective of the medium in which such information is memorialized or communicated.

2.                                      ConforMIS Materials.  Employee understands that ConforMIS possesses or will possess “ConforMIS Materials” which are important to its business.  For purposes of this Agreement, “ConforMIS Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or future/strategic plans of ConforMIS (including, without limitation, ConforMIS Business), whether such documents have been prepared by Employee or by others.  “ConforMIS Materials” also include, but are not limited to, laptops, cell phones, personal digital assistants (PDAs), blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer files, disks, drives, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.  Any property situated on ConforMIS’ premises and owned by ConforMIS, including laptops, notebooks, cell phones, PDAs, computer files, emails, disks, drives, and other storage media, filing cabinets or other work areas, are subject to inspection by ConforMIS personnel at any time with or without notice.

3.                                      Treatment of Proprietary Information and ConforMIS Property.

3.1                               Relationship.  Employee understands that Employee’s employment creates a relationship of confidence and trust between Employee and ConforMIS with respect to Proprietary Information.  Employee further understands that the unauthorized taking of ConforMIS’ Proprietary Information may result in a civil and/or criminal liability under applicable state or federal law, including without limitation an award for double the amount of ConforMIS’ damages and attorneys’ fees in the event of willful action.

3.2                               Obligations Regarding Proprietary Information.  All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith are and will be the sole property of ConforMIS.  Employee hereby assigns to ConforMIS any Rights Employee may have or acquire in such Proprietary Information.  At all times, both during Employee’s employment by ConforMIS and after his/her termination by Employee or by ConforMIS for any or no reason, Employee will keep in confidence and trust and will not use or disclose, lecture upon, or publish any Proprietary Information without the prior written consent of an officer of ConforMIS except as may be necessary and appropriate in the ordinary course of performing Employee’s duties to ConforMIS.  Employee will obtain ConforMIS written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to ConforMIS and/or incorporates any Proprietary Information.  Proprietary Information may be considered technical data that is subject to compliance with the export control laws and regulations of the United States or other countries, and Employee will comply with such laws.  Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry and which is rightfully received free of a confidentiality obligation, and nothing contained in this Agreement will prohibit Employee from disclosing to anyone the amount of Employee’s own compensation.

3.3                               Obligations Regarding ConforMIS Materials.  All ConforMIS Materials are and will remain the sole property of ConforMIS.  During Employee’s employment by ConforMIS, Employee will not remove any ConforMIS Materials from the business premises of ConforMIS or deliver any ConforMIS Materials to any person or entity outside ConforMIS, except as Employee is required to do in connection with performing the Employee’s duties to ConforMIS.  Immediately upon the termination of Employee’s employment by Employee or by ConforMIS for any or no reason, or during Employee’s employment if so requested by ConforMIS, Employee will return all ConforMIS Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of records relating to Employee’s compensation; (ii) Employee’s personal copies of any materials previously distributed generally to shareholders or stockholders of ConforMIS; and (iii) Employee’s copy of this Agreement.

3.4                               Third Party Information.  Employee recognizes that ConforMIS has received and in the future will receive from third parties their confidential or proprietary information, including but not limited to personally identifiable or health information, subject to a duty on ConforMIS’ part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  Employee owes ConforMIS and such third parties, both during the term of Employee’s employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with ConforMIS’ agreement with the third party or as otherwise required by law) or use it for the benefit of anyone other than ConforMIS or such third party (consistent with ConforMIS’ agreement with the third party).

4.                                      Employee Inventions and Works of Authorship.

4.1                               Ownership and Assignment.  All ConforMIS Inventions are the sole property of ConforMIS.  All ConforMIS Inventions shall be immediately assignable to ConforMIS, and, notwithstanding any other documents evidencing assignment that may be executed, this Agreement shall operate to automatically and immediately assign any and all ConforMIS Inventions.  Employee hereby immediately assigns all current and future ConforMIS Inventions and all Rights in them to ConforMIS to the maximum extent allowed under applicable law.  To the extent this Agreement does not serve to immediately assign all ConforMIS Inventions for any reason, Employee agrees to assign and to otherwise execute such documents and instruments to effect the assignment of all such ConforMIS Inventions to ConforMIS immediately upon request of ConforMIS.  Employee agrees not to enter into any agreement, arrangement or understanding that assigns or purports to assign any ConforMIS Inventions to any third party, except as may be expressly requested by ConforMIS in writing.

For purposes of this Agreement, “ConforMIS Inventions” means any and all Inventions (as defined below), solely excluding any Invention that: (A) is expressly excluded in Attachment A.  or (B) (i) was developed entirely on Employee’s own time without using any of ConforMIS’ equipment, supplies, facilities, or trade secret information; (ii) does not relate at the time of conception or reduction to practice of the Invention to ConforMIS Business (as defined below); and (iii) does not result from any work performed by the Employee for ConforMIS.

For purposes of this Agreement, “ConforMIS Business” means ConforMIS’s business during any period of Employee’s employment by ConforMIS, including, without limitation, ConforMIS’s products and its actual or reasonably anticipated research and development projects, and further including without limitation, patient-specific, patient-matched and/or patient-engineered orthopedic implants, instruments and surgical procedures for the knee, hip and shoulder.

For purposes of this Agreement, “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during the term of Employee’s employment, including during any period of Employee’s employment prior to the Effective Date.  Additionally, notwithstanding any other provision of this Agreement, Employee will retain any rights he may have in Employee Intellectual Property (as that term is defined in Attachment A) and will not have an obligation pursuant to this Agreement to assign to ConforMIS any of his rights in any such Employee Intellectual Property,

Employee hereby waives and quitclaims to ConforMIS any and all claims of any nature whatsoever which Employee now or may hereafter have for infringement of any proprietary rights assigned to ConforMIS.  Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

4.2                               Disclosure of Inventions.  Employee promptly will disclose in writing to the Chief Technology Officer (“CTO”) of ConforMIS, or to any other persons designated in writing by the Board or the CTO, all ConforMIS Inventions.  Employee also will disclose to the CTO all things that would be ConforMIS Inventions if made during the term of Employee’s employment, but which were conceived, reduced to practice, or developed by Employee within six months after the termination of Employee’s employment with ConforMIS, unless the Invention has been conceived and first reduced to practice by Employee following the termination of Employee’s employment with ConforMIS or unless the Invention is part of Employee Intellectual Property (as that term is defined in Attachment A), provided, however, that Employee shall not use any Proprietary Information or ConforMIS Materials in the conception, reduction to practice, creation or development of an Invention.  Such disclosures will be received by ConforMIS in confidence (to the extent they are not assigned in this Section 4 and do not extend the assignment made in this Section 4).  Employee will not disclose ConforMIS Inventions to any person outside ConforMIS unless requested to do so by an officer of ConforMIS.  Employee will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by ConforMIS) of all Proprietary Information developed by Employee and all ConforMIS Inventions made by Employee during the period of Employee’s employment at ConforMIS, which records will be available to and remain the sole property of ConforMIS at all times.  For clarity, Employee shall have no obligation pursuant to this Agreement to disclose to ConforMIS any Inventions related to Employee Intellectual Property except as currently listed on Attachment A to this Agreement.

4.3                               Further Assurances.  Employee will perform, during and after Employee’s employment, all acts deemed necessary or desirable by ConforMIS to permit and assist it, at ConforMIS’ expense, in obtaining, maintaining, defending and enforcing Rights with respect to such ConforMIS Inventions and improvements in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  Employee will execute such declarations, assignments, or other documents as may be necessary in the course of ConforMIS Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such ConforMIS Inventions will be held by ConforMIS or by such other parties designated by ConforMIS as may be appropriate under the circumstances.  Employee irrevocably designates and appoints ConforMIS and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

4.4                               Moral Rights.  Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any such action of ConforMIS that would violate such Moral Rights in the absence of such consent.  Employee will confirm any such waivers and consents from time to time as requested by ConforMIS.

4.5                               Pre-Existing Inventions.  Employee has attached to this Agreement as Attachment A, a list of Employee Intellectual Property (as that term is defined in Attachment A), to which Employee claims ownership as of the date of this Agreement and that Employee desires to specifically clarify are not subject to this Agreement.  If disclosure of an item on Attachment A would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such in Attachment A but is to inform ConforMIS that such Employee Intellectual Property have not been listed for that reason.  A space is provided on Attachment A for such purpose.  Employee will not improperly use or disclose any proprietary information or trade secrets of any former employers or other third parties, if any, and Employee will not bring onto the premises of ConforMIS any unpublished documents or any property belonging to any former employers or other third parties unless consented to in writing by such employers or such other third parties.  If, in the course of Employee’s employment with ConforMIS, Employee incorporates a prior Employee-owned invention, or any Employee Intellectual Property into a ConforMIS product, process or machine, ConforMIS is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior Invention for any and all purposes as ConforMIS determines in its sole discretion, provided, however, that this provision shall not apply where the rights to the Employee-owned invention or any Employee Intellectual Property are governed by a written agreement with ConforMIS or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, prior inventions in any ConforMIS Inventions or ConforMIS products without ConforMIS’ prior written consent.

5.                                      Non-Competition and Non-Solicitation.

5.1                               Non-Competition During Employment.  Employee agrees that during the term of Employee’s employment with ConforMIS, Employee shall not engage in any employment, business, or activity that is in any way competitive with ConforMIS, and Employee will not assist any other person or organization in competing with ConforMIS or in preparing to engage in competition with ConforMIS, including, without limitation, the development, engineering, marketing, management, production, sale or distribution of “Competitive Products” (hereinafter defined).  The provisions of this section will apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while Employee is employed by ConforMIS, provided however that Employee may engage in the development and exploitation of any of the Employee Intellectual Property identified in Attachment A.  Mere ownership of less than 1% of the outstanding voting shares of a public entity that may compete with ConforMIS shall not be deemed a violation of this Section 5.1.

5.2                               Non-Competition After Employment.  Employee agrees that during the Non-competition Period (hereinafter defined), Employee shall not directly or indirectly, without the prior written consent of ConforMIS, either on Employee’s own behalf or on behalf of any third party, compete or assist any third party to compete with ConforMIS in the development, engineering, marketing, management, production, sale or distribution of Competitive Products in the Territory (hereinafter defined), provided however that Employee may engage in the development and exploitation of any of the Employee Intellectual Property identified in Attachment A.  “Non-competition Period” shall mean the one (1) year period commencing upon termination of Employee’s employment with ConforMIS (regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part).  “Competitive Products” shall mean (a) partial or total knee replacement or resurfacing implants and (b) patient-specific orthopedic products and services that are manufactured using, or that employ, a medical image for the purpose of performing medical or surgical procedures on a knee joint and (c) other products that are directly competitive with any existing product of ConforMIS or any product that is in active research and development at ConforMIS at the time of Employee’s termination.  “Territory” shall mean anywhere in the world.

5.3                               Non-solicitation; Non-interference.  Employee agrees that during the term of Employee’s employment with ConforMIS and the Non-competition Period, Employee will not directly or indirectly, without the prior written consent of ConforMIS, either on Employee’s own behalf or on behalf of any third party, (i) disrupt, damage, impair or interfere with the business of ConforMIS (including, without limitation, ConforMIS Business as defined herein) whether by way of interfering with or raiding ConforMIS’ directors, officers, employees, agents, consultants, vendors, suppliers, and partners with which ConforMIS does business, or in any manner attempting to persuade, solicit, recruit, encourage or induce any such persons to discontinue their relationship with ConforMIS, or (ii) solicit, service, accept orders from, or otherwise have business contact with any customer or potential customer of ConforMIS with whom Employee had any contact during the one year period preceding Employee’s termination of employment, if such contact could directly or indirectly divert business from or adversely affect the business of ConforMIS.  However, this obligation will not affect any responsibility Employee may have as an employee of ConforMIS with respect to the bona fide hiring and firing of ConforMIS personnel.

5.4                               Acknowledgement.  Employee understands and recognizes that (i) during and as a result of Employee’s employment by ConforMIS, Employee will acquire experience, skills and knowledge related to ConforMIS’ business (including, without limitation, ConforMIS Business as defined herein) and will become familiar with ConforMIS’ Proprietary Information; (ii) his/her working for a competitor of ConforMIS would lead to the inevitable disclosure of ConforMIS’ Proprietary Information; (iii) the goodwill to which Employee may be exposed in the course of employment belongs exclusively to ConforMIS;

(iv) in the course of Employee’s employment with ConforMIS, customers and others may come to recognize and associate Employee with ConforMIS, its products and services, and that Employee will thereby benefit from ConforMIS’ goodwill; and (v) if Employee were to engage in competition with ConforMIS, directly or indirectly, Employee would thereby usurp ConforMIS’ goodwill.

5.5                               Reasonableness.  Employee acknowledges and agrees that because of the nature of ConforMIS’ products, services and customers, because of Employee’s position with ConforMIS and because of the scope of ConforMIS’ business, the restrictions contained in this Section 5 are reasonable and necessary for the protection of the business and goodwill of ConforMIS.  If at any time the provisions of this Section 5 shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or overbroad in any manner, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and ConforMIS and Employee agree that the provisions of this Section 5, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.                                      No Conflict with Other Agreements.  Employee represents and warrants that (a) the performance of Employee’s employment with ConforMIS and all the terms of this Agreement will not breach or conflict with any other agreement to which Employee is a party, excluding any agreements related to the exclusions to this Agreement listed in Attachment A, including without limitation, any confidentiality agreement, nondisclosure agreement, non-competition and/or non-solicitation agreement, employment agreement, proprietary rights agreement or the like, (b) Employee will abide by all such agreements to the extent required by law, (c) Employee has delivered to ConforMIS a copy of all such agreements that may bear on Employee’s employment with ConforMIS, and (d) Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith or in conflict with Employee’s employment with ConforMIS.  If Employee is requested to perform any task on behalf of ConforMIS that would violate any outstanding obligations of any kind that Employee has to any of Employee’s prior employers or third parties, Employee shall contact ConforMIS’ human resources or legal departments as soon as possible to resolve the issue.

7.                                      Termination of Employment Pursuant to Agreement or At Will.  This Agreement is not a contract guaranteeing employment of a specified length, and each of Employee and ConforMIS has the right to terminate Employee’s employment in accordance with the terms of the Employment Agreement in effect and signed by both parties to this Agreement or, if none, at will for any reason consistent with applicable law.

8.                                      Termination Certificate.  Upon termination of Employee’s employment by Employee or by ConforMIS for any or no reason, Employee will execute and deliver to ConforMIS a termination certificate substantially in the form attached to this Agreement as Attachment B.

9.                                      Limitation of Application; Independent Agreement.  Employee acknowledges that (a) this Agreement does not purport to set forth all of the terms and conditions of Employee’s employment and, as an employee of ConforMIS, Employee has obligations to ConforMIS which are not set forth in this Agreement, (b) this Agreement is a separate binding obligation independent of Employee’s employment or continued employment by ConforMIS and (c) any breach or alleged breach by ConforMIS of any obligation to Employee of any nature shall not affect in any manner the binding nature of Employee’s obligations under this Agreement.

10.                               Survival; Forwarding of Agreement.  This Agreement shall survive any and all changes in terms and conditions of Employee’s employment with ConforMIS and any break in Employee’s service or employment with ConforMIS.  All of the provisions of this Agreement will continue in effect after termination of Employee’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on Employee’s part.  Employee will notify any future client, employer or potential employer or client of Employee’s obligations under this Agreement.  ConforMIS is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer.

11.                               Equitable Relief.  ConforMIS has expended substantial efforts to maintain the confidentiality and proprietary nature of the information described in this Agreement and would be materially and irreparably injured by an unauthorized disclosure of any of that information.  Any breach of this Agreement will result in irreparable and continuing damage to ConforMIS for which there can be no adequate remedy at law, and in the event of any such breach, ConforMIS will be entitled to immediate injunctive relief and other equitable remedies (without any need to post any bond or other security) in addition to such other and further relief as may be proper.

12.                               Disputes.  Any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.  The exclusive venue for any disputes relating to this Agreement will be in Middlesex County, Massachusetts.  The non-prevailing party in any dispute will pay the prevailing party’s attorneys’ fees and costs relating to such dispute.

13.                               Severability.  If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable.  The remainder of this Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

14.                               Assignment; Binding Nature.  ConforMIS may assign this Agreement, or any rights or obligations herein, in connection with the transfer or sale of all or substantially all of its assets or stock, without any consent of, or notice to, Employee to be effective.  This Agreement will be binding upon Employee, Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of ConforMIS, its subsidiaries, successors and assigns.

15.                               Entire Agreement; Modification in Writing.  This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior and contemporaneous agreements, terms and conditions, whether written or oral, made by the parties hereto concerning the specific subject matter of this Agreement.  This Agreement can only be modified by a subsequent written agreement executed by the Employee and an executive officer of ConforMIS.

16.                               Acknowledgement.  Employee acknowledges that this Agreement is a condition of Employee’s employment with ConforMIS, and that Employee has had a full and adequate opportunity to read, understand and discuss with Employee’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE ORIGINAL COUNTERPART WILL BE RETAINED BY CONFORMIS AND THE OTHER ORIGINAL COUNTERPART WILL BE RETAINED BY ME.

IN WITNESS WHEREOF, I HAVE EXECUTED THIS EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS AND NON-COMPETITION AGREEMENT AS OF 2/ 10, 2015.

/s/ Philipp Lang
Employee’s Signature

Philipp Lang
Type/Print Employee’s Name

Address:

Fax Number:

Email:

RECEIPT ACKNOWLEDGED:

ConforMIS, Inc.

By:	Kenneth P. Fallon, III

Name:	Ken Fallon

Title:	Chairman

ATTACHMENT A

ConforMIS, Inc.
a Delaware corporation

1.                                      The following is a list of inventions, improvements, ideas, concepts and fields of research and development (“Employee Intellectual Property”) relevant to the subject matter of my employment by ConforMIS that have been made or conceived or first reduced to practice by me alone or jointly with others that I desire to clarify are excluded from and are not ConforMIS Inventions and are excluded from and are not subject to the ConforMIS Employee Confidential Information, Inventions and Non-Competition Agreement.  New Inventions that are made or conceived or first reduced to practice by me alone or jointly with others either during or after my employment with ConforMIS, related to any of the Employee Intellectual Property listed below are expressly not ConforMIS Inventions and are expressly not subject to the ConforMIS Employee Confidential Information, Inventions and Non-Competition Agreement.

•                  All patents and patent applications filed anywhere in the world and assigned to The Board of Trustees of the Leland Stanford Junior University (including any of its subsidiaries or other affiliates).

•                  All patents and patent applications filed anywhere in the world and assigned to the University of California at San Francisco (including any of its subsidiaries or other affiliates) as of January 15, 2008.

•                  All inventions related to novel therapeutic methods to treat early cartilage lesions and cartilage delaminations that were disclosed to Brigham Corporate Sponsored Research and Licensing Office as of January 2011.

•                  All patents and patent applications filed anywhere in the world relating to the field of spinal treatment and assigned to Vertegen, Inc.

•                  All patents and patent applications filed anywhere in the world relating to the field of ultrasound and assigned to DaVinci IP LLC.

•                  Any invention related to novel vertebroplasty and kyphoplasty systems.

•                  Any invention related to novel vascular stent or repair systems.

•                  Any invention related to novel robotic surgery systems.

•                  Any invention related to multi-dimensional imaging, visualization and guidance methods and related software, devices, systems and techniques for treating various diseases and conditions (but excluding the use of custom joint replacement implants or patient-specific instruments for custom joint replacement implants).

•                  Any invention related to anti-angiogenesis systems and drugs and methods of delivery of such systems and drugs.

•                  Any invention that does not otherwise relate to ConforMIS Business.

2.                                      I propose to bring to my employment the following materials and documents of a former employer, which employer has expressly consented to my continued possession and use:

☒                                  No materials or documents

☐                                    See below:

/s/ Philipp Lang
Employee’s Signature

Philipp Lang
Type/Print Employee’s Name

(Note: Legal review is required for any change to the form of this Attachment or checking any option other than “No inventions or improvements” in Section 1 or “No materials or documents” in Section 3.)

ATTACHMENT B

TERMINATION CERTIFICATE

I hereby certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, blue/redlines, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ConforMIS, Inc., a Delaware corporation, and its subsidiaries, affiliates, successors or assigns (together, “ConforMIS”).

I further certify that I have complied with all the terms of the ConforMIS Employee Confidential Information, Inventions and Non-Competition Agreement signed by me, including the reporting of any “Inventions” (as defined therein) and original works or authorship, conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information, Inventions and Non-Competition Agreement, I will continue to preserve as confidential all “Proprietary Information” (as defined therein).

Employee’s Signature	Date

Type/Print Employee’s Name